Exhibit 5.2

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

March 18, 2021

Global SPAC Partners Co.

2093 Philadelphia Pike #1968

Claymont, Delaware 19703

Ladies and Gentlemen:

We have acted as United States counsel to Global SPAC Partners Co., a Cayman Islands exempted company (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (File No. 333-249465) under the Securities Act of 1933, as amended (the “Securities Act”) (as amended, the “Registration Statement”), with respect to the registration, offer and sale (the “Offering”) of (i) up to 23,000,000 units (including up to 3,000,000 units that the Underwriters will have a right to purchase from the Company to cover over-allotments, if any) of the Company (“Units”), with each Unit consisting of (a) one subunit (“Subunits”), consisting of one Class A ordinary share of the Company, $0.0001 par value per share (“Ordinary Shares”), and one-quarter of one warrant, each whole warrant entitling the holder thereof to purchase one Ordinary Share (each, a “Warrant”), and (b) one-half of one Warrant, and (ii) the Ordinary Shares and Warrants issued as part of the Units (including Subunits). In connection therewith, our opinion has been requested as to certain matters referred to below.

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, forms of agreements and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Registration Statement and the Registration Statement has been declared effective.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. When the Units are issued, sold and paid for as part of the Offering described in the Registration Statement, such Units will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement.

2. When the Subunits included in the Units are issued, sold and paid for as described in the Registration Statement, such Subunits will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement.

3. When the Warrants included in the Units and the Subunits are issued, sold and paid for as described in the Registration Statement, such Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement; and (e) we have assumed the Warrant Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per Ordinary Share.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP